EXHIBIT 99.1

COSI® HIRES SCOTT CARLOCK AS CHIEF FINANCIAL OFFICER

The company strengthens its management ranks with a top industry veteran.

Boston, MA – July 10, 2014 - Cosi, Inc. (NASDAQ:  COSI), the fast-casual restaurant company, today announced that it has hired Scott Carlock as Chief Financial Officer.

Carlock, 46, joins Cosi from quick-service restaurant leader Yum! Brands, Inc. (NYSE: YUM) where he has been employed for the past 13 years.  He has held several senior finance and accounting roles with Yum! Brands, including Senior Manager of Finance for KFC US, Business Unit Controller and Senior Manager of KFC and Long John Silver, Associate Manager of SEC Reporting, and most recently, Tax Controller and Director where he led global tax planning and reporting.

In total, Carlock has over 20 years of professional finance and accounting experience, nearly all of which have been with publicly-traded companies, and includes more than 13 years in the restaurant industry.

“We are pleased to have someone with Scott’s pedigree join the Cosi senior leadership team,” said RJ Dourney, Cosi CEO and President.  “Scott brings with him not only years of leadership and financial experience from one of the world’s leading restaurant organizations, but he has a passion for this industry and the Cosi brand that simply can’t be taught.”

“Cosi is a fantastic brand with incredible food, including its signature flatbread, of which I am a big fan,” said Carlock.  “RJ Dourney laid out for me a vision of where he wants to take Cosi and I jumped at the chance to join in that mission.  I think there are great things ahead for Cosi.”

Carlock will replace Bill Koziel, Cosi’s current CFO.  “Bill was a vital partner through my first few months on the job as CEO.  We wish him every success as he continues forward with his career,” said Dourney. “The Board would like to thank Bill for his many years of service and dedication to Cosi,” added Mike O’Donnell, Chairman of the Audit Committee.  “He provided invaluable support and guidance through many difficult times, and we wish him well in his new position and future endeavors.”

Prior to joining Yum! Brands, Inc., Mr. Carlock served as Corporate Controller of PrintCafe, Inc., a provider of software solutions for the print industry.  From October 1993 to November 2000, Mr. Carlock served in several finance and accounting roles with Mellon Financial Corporation, a publicly-traded financial services company, most recently as Vice President Controller of its eCommerce Group.  From September 1990 to October 1993, Mr. Carlock served as an auditor for KPMG, LLP.  He received a Bachelor of Science in Accounting from Bryant College in 1990 and successfully achieved accreditation as a certified public accountant in 1993.

Carlock will soon join the Cosi team in its new Boston headquarters.

About Così, Inc.

Così® (http://www.getcosi.com) is a national fast -casual restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly-crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open-flame stone-hearth ovens prominently located in each of the restaurants. Così's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 65 Company-owned and 49 franchise restaurants operating in sixteen states, the District of Columbia, the United Arab Emirates, and Costa Rica. The Così® vision is to become America's favorite fast casual restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Così® menu features Così® sandwiches, freshly-tossed salads, bowls, breakfast wraps, melts, soups, Così® Squagels®, flatbread pizzas, S'mores, snacks and other desserts, and a wide range of coffee and coffee-based drinks and other specialty beverages. Così® restaurants are designed to be welcoming and comfortable with an eclectic environment. Così's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"COSI” and related marks are registered trademarks of Così, Inc. in the U.S.A. and certain other countries. Copyright © 2014 Così, Inc. All rights reserved.

Cosi Media Contact

Marc Lapides
Director of Marketing, Cosi Inc.
mlapides@getcosi.com
847-894-3398